Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement No. 333-170321 on Form S-1 and to the incorporation by reference to Registration Statement No. 333-167673 on Form S-8 of our reports dated February 24, 2011, relating to the financial statements and financial statement schedules of Graham Packaging Company Inc. and the effectiveness of Graham Packaging Company Inc.’s internal control over financial reporting, appearing in Supplement No.3 to the Prospectus Dated December 30, 2010, which is part of Registration Statement No. 333-170321, and in this Annual Report on Form 10-K of Graham Packaging Company Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

February 24, 2011